UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2014

BAXANO SURGICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33744	33-0909022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Horizon Drive, Suite 230

Raleigh, North Carolina 27615

(Address of principal executive offices)

(Zip Code)

(919) 800-0020

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement

On September 23, 2014, Baxano Surgical, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors (the “Purchasers”) whereby it agreed to sell approximately $1,384,801 in aggregate principal amount of subordinated convertible debentures (the “Debentures”) convertible into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), in a private placement transaction (the “Private Placement Transaction”). The Private Placement is expected to close on or about September 24, 2014, subject to closing conditions.

The Debentures provide for repayment in 16 quarterly payments of interest and principal commencing on March 31, 2015, and are convertible into shares of Common Stock at an initial conversion price of $0.2421 per share, for an aggregate of approximately 5,719,954 shares of Common Stock. The Debentures bear interest at the greater of (i) 11% per annum or (i) 10% plus LIBOR, payable in cash each quarter or, at the Company’s discretion provided certain conditions (“Equity Conditions”) are met each payment period, in shares of Common Stock at a price equal to 90% of a calculated market price per share.

Upon the occurrence of an “Event of Default,” the interest rate on the Debentures increases to 15% and the Company can be required to redeem the Debentures in whole or in part in cash at 110% of the outstanding balance. Events of Default under each Debenture include:

•	Failure to file the Registration Statement (as defined below) or for it to be declared effective within specified time periods;

•	Lapse of the effectiveness or unavailability of the Registration Statement for specified time periods;

•	Suspension or removal from the NASDAQ Global Market or other permissible trading market for specified time periods;

•	Failure to timely deliver, or remove restrictive legends from, shares upon conversion of the Debentures;

•	Failure to pay principal, interest, late charges and other amounts due under the Debenture;

•	Certain events of bankruptcy or insolvency of the Company;

•	Judgments against the Company of over $1 million not covered by insurance;

•	Failure to make payment with respect to any indebtedness in excess of $500,000 to any third party or the occurrence of a default or event of default under any agreement binding the Company having a material adverse effect on the Company;

•	Breaches of representations, warranties or covenants included in any of the transaction documents related to the Private Placement Transaction;

•	Suspension of the electronic transfer of the Company’s common stock through the Depository Trust Company or another established clearing corporation; and

•	Any event occurs that would have a material adverse effect on the Company or its prospects.

The Debentures are subordinated to the Company’s credit facility from Hercules Technology Growth Capital, Inc. (“Hercules”) and the Company’s existing debentures issued pursuant to the Securities Purchase Agreement, dated March 11, 2014 (“Existing Lenders”). Pursuant to subordination agreements with Hercules and the Existing Lenders (the “Subordination Agreements”), cash payments by the Company to the Purchasers under the transaction documents related to the Private Placement Transaction are subject to a $1.5 million cap for so long as the Hercules credit facility and the Existing Lenders’ debentures remain outstanding (with any amounts in excess of that cap to be held in abeyance for the Purchasers until the Hercules credit facility or the Existing Lenders’ debentures, as applicable, are no longer outstanding).

The Debentures contain customary debt instrument covenants and representations, including limitations on the Company’s ability to:

•	Incur additional indebtedness, other than specified permitted indebtedness;

•	Incur specified liens, other than specified permitted liens;

•	Redeem, repurchase or declare cash dividends or cash distributions on its capital stock, subject to certain exceptions;

•	Make transfers of the Company’s assets in excess of $500,000 in any 12-month period, subject to certain exceptions; and

•	Engage in any material line of business substantially different from the lines of business currently conducted by the Company.

The Debentures also contain certain cross default provisions with respect to the Hercules credit facility and the debentures with the Existing Lenders. The Debentures contain no covenants requiring the Company to maintain a minimum cash balance.

The conversion price of the Debentures is subject to adjustment upon the occurrence of certain capital reorganizations, such as stock splits and dividends. In addition, the holders of the Debentures are entitled to exchange the Debentures in a future financing of the Company’s securities on a dollar for dollar basis. In the event of certain change in control transactions, the holders of the Debentures will be entitled to (i) receive upon conversion or exercise the same kind and amount of securities, cash or property which the holders would have received had they converted or exercised their Debentures immediately prior to such transaction and (ii) have their securities assumed by the surviving entity.

Pursuant to the Securities Purchase Agreement, each director and executive officer of the Company is required to enter into a lock-up agreement covering the period of 90 days following the effective date of the Registration Statement (the “Effective Date”). The Company is also restricted from issuing equity or convertible debt until 90 days after the Effective Date, subject to certain exceptions.

In connection with the Private Placement Transaction, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with each Purchaser. Pursuant to the Registration Rights Agreement, the Company agreed to file a resale registration statement (the “Registration Statement”) with respect to the resale of the shares of Common Stock issuable in the Private Placement Transaction, not later than 30 calendar days following the Closing Date and to use its best efforts to cause the Registration Statement to be declared effective by the Securities and Exchange Commission (the “SEC”) not later than 60 calendar days after the Closing Day (or 90 calendar days following the Closing Date, if the SEC comments upon the Registration Statement).  If the Company is unable to timely satisfy such deadlines, it could incur liquidated damages of up to 1% of the face amount of the Debentures on each date the Company fails to timely satisfy such deadlines and on each month thereafter.

The Company has also agreed to adjust the conversion price and the exercise price of certain existing debentures and warrants currently held by the purchasers.

The Company intends to use the net proceeds from the Private Placement Transaction for working capital and general corporate purposes.

The foregoing description is qualified in its entirety by the terms of the Debentures, the Securities Purchase Agreement, the Registration Rights Agreement, and the Subordination Agreements, the forms of which are incorporated herein by reference and attached hereto as Exhibits 4.1, 10.1, 10.2, 10.3 and 10.4, respectively.

Item 2.03                Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent required by Item 2.03 of Form 8-K, the information set forth under Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02                Unregistered Sales of Equity Securities

To the extent required by Item 3.02 of Form 8-K, the information set forth under Item 1.01 of this Form 8-K is incorporated by reference in this Item 3.02. The Debentures and the shares of Common Stock issuable under the Debentures have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and were offered pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Private Placement Transaction was a privately negotiated transaction that did not involve general solicitation, and the Purchasers are “accredited investors” as defined in Regulation D.

Cautionary Statement

The Private Placement Transaction discussed above involves the sale of securities in a private transaction that will not be registered under the Securities Act and will be subject to the resale restrictions under that act. Such securities may not be offered or sold absent registration or an applicable exemption from registration requirements. This document does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This report includes statements that are based on our current beliefs and assumptions. These statements constitute "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, the pace of adoption of the Company’s product technology by spine surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success of the Company’s continuing product development efforts, the effect on the Company’s business of existing and new regulatory requirements, the Company’s ability to close the contemplated Private Placement Transaction and to raise additional capital, the results of the stockholder votes to increase our authorized shares of Common Stock and to approve the issuance of Common Stock pursuant to the Private Placement Transaction, the Company’s ability to comply with its settlement agreement and Corporate Integrity Agreement with certain entities of the U.S. government, stockholder class action lawsuits, the price of the Company's Common Stock, the Company's ability to achieve revenue targets set forth it its credit facility and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review the Company's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014 and subsequent reports. You are cautioned not to place undue reliance on these forward looking statements, which are based on the Company's expectations as of the date of this report and speak only as of the date of this report. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Item 9.01                Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Form of Subordinated Convertible Debenture (included as an exhibit to Exhibit 10.1)
10.1	Form of Securities Purchase Agreement by and among Baxano Surgical, Inc. and the purchasers named therein
10.2	Form of Registration Rights Agreement by and among Baxano Surgical, Inc. and the purchasers named therein (included as an exhibit to Exhibit 10.1)
10.3	Form of Subordination Agreement by and among Baxano Surgical, Inc., Hercules Technology Growth Capital, Inc., and the creditors named therein
10.4	Form of Subordination Agreement by and among Baxano Surgical, Inc., the lenders named therein and the creditors named therein

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAXANO SURGICAL, INC.

Date: September 24, 2014	By:	/s/ Ken Reali
Ken Reali
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Subordinated Convertible Debenture (included as an exhibit to Exhibit 10.1)
10.1	Form of Securities Purchase Agreement, dated September 23, 2014, by and among Baxano Surgical, Inc. and the purchasers named therein
10.2	Form of Registration Rights Agreement, by and among Baxano Surgical, Inc. and the purchasers named therein (included as an exhibit to Exhibit 10.1)
10.3	Form of Subordination Agreement by and among Baxano Surgical, Inc., Hercules Technology Growth Capital, Inc., and the creditors named therein
10.4	Form of Subordination Agreement by and among Baxano Surgical, Inc., the lenders named therein and the creditors named therein